UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Sections 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2015

EXLSERVICE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33089	82-0572194
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

280 Park Avenue, 38th Floor

New York, New York 10017

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 277-7100

NOT APPLICABLE

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Securities Purchase Agreement

On February 24, 2015, ExlService Holdings, Inc. (the “Company”) issued a press release announcing that it had entered, together with its wholly-owned subsidiary ExlService.com LLC (“ExlService.com”), into a Securities Purchase Agreement dated February 23, 2015 (the “Purchase Agreement”), with RPM Direct LLC (“RPM”), RPM Data Solutions, LLC (“RDS” and, with RPM, each a “Target Company” and together the “Target Companies”) and the security holders of each of RPM and RDS (collectively, the “Sellers”), pursuant to which ExlService.com agreed to acquire all of the issued and outstanding limited liability company membership interests or other equity securities of the Target Companies (the “Securities”) for the aggregate purchase price (the “Purchase Price”) of $47 million in cash at closing plus the ability to earn up to an additional $23 million based on the achievement of certain performance goals by the Target Companies during the 2015 and 2016 calendar years, plus $4.15 million of restricted stock (the “Acquisition”). The Purchase Price is subject to adjustment based on the Target Companies’ and Subsidiary’s working capital position as of the closing of the Acquisition and as otherwise set forth in the Purchase Agreement.

The Purchase Agreement contains customary representations, warranties and covenants, including, among other things, a covenant by the Target Companies to conduct, and to cause JCG New Media, LLC, the subsidiary of RPM (the “Subsidiary”), to conduct their business and operations in the ordinary course of business consistent with past practice during the interim period between the execution of the Purchase Agreement and consummation of the Acquisition and not to take specified actions during such period. The Target Companies have also agreed not to, nor to allow the Subsidiary to, solicit, facilitate or engage in discussions regarding third party acquisition proposals.

The Purchase Agreement contains customary closing conditions, including, among other things, (i) the representations and warranties of the parties shall be true and correct on and as of the closing date, (ii) the parties shall have performed and complied with all agreements, obligations, covenants and conditions required by the terms of the Agreement to be performed at or prior to the closing date, (iii) there shall be no law or injunction prohibiting the closing, (iii) the absence of the occurrence of a Material Adverse Effect, (iv) the receipt of any required consents shall have been obtained, (v) all debts owed by any of the Target Companies and/or the Subsidiary to any of the Sellers shall have been paid in full and (vi) the escrow agreement to be set up for the payment of certain indemnification claims shall have been executed and delivered to ExlService.com.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement which will be filed with the Company’s Form 10-Q for the quarter ended March 31, 2015. A copy of the press release issued by the Company concerning the foregoing is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

First Amendment to Credit Agreement and Incremental Facility Agreement

In addition, on February 23, 2015, the Company, as borrower, certain of its subsidiaries including ExlService.com, Business Process Outsourcing, L.L.C., ExlService Technology Solutions, LLC, Outsource Partners International, Inc., Overland Holdings, Inc., Overland Solutions, Inc. and Insight Solutions, LLC., as guarantors, and JPMorgan Chase Bank, NA., Citibank, N.A. and Bank of America, N.A, as lenders, entered into a first amendment (the “Amendment”) to the credit agreement dated October 24, 2014 (the “Credit Agreement”) governing the Company’s revolving credit facility (the “Credit Facility”), pursuant to which the Company exercised the option previously granted to it under the Credit Agreement to increase its credit commitments by another $50,000,000 upon the same terms and conditions which were available in the Credit Agreement. In addition, pursuant to the Amendment, Bank of America, N.A. was added as a lender under the Credit Facility.

The Credit Facility has a maturity date of October 24, 2019 and is voluntarily prepayable from time to time without premium or penalty.

The foregoing description of the Amendment is only a summary, does not purport to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the complete text of the Credit Agreement and Amendment, which were filed as exhibits to the Company’s Annual Report on Form 10-K filed on February 27, 2015.

Item 2.03. Creation of a Direct Financial Obligation or Obligations under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included under the heading “First Amendment to Credit Agreement and Incremental Facility Agreement” in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release, dated February 24, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXLSERVICE HOLDINGS, INC.
(Registrant)

Date: February 27, 2015	By:	/s/ Nancy Saltzman
	Name:	Nancy Saltzman
	Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated February 24, 2015